Skye Bioscience Stockholders Vote in Favor of Arrangement Agreement with Emerald Health Therapeutics, Inc.

Additional capital from Arrangement Agreement expected to fund Skye’s Phase 1 and 2 clinical studies of proprietary synthetic cannabinoid-derivative therapeutic targeting glaucoma

San Diego, California, September 30, 2022 -- Skye Bioscience, Inc. (OTCQB: SKYE) (“Skye” or the “Company”), a pharmaceutical company developing proprietary, synthetic cannabinoid derivatives to treat glaucoma and other diseases with significant unmet needs, reports that its stockholders voted in favor of all proposals presented at its special meeting held today, including the proposal to approve the proposed acquisition (the “Arrangement”) of Emerald Health Therapeutics, Inc. (the “EHT”) by Skye. A total of 74% of shares outstanding were represented in person or by proxy at the special meeting.

Excluding the votes of (a) Emerald Health Sciences, Inc. or its affiliates, (b) directors or officers of EHT or Skye and (c) any immediate family members (as defined in Item 404 of Regulation S-K) of any of the officers or directors of EHT or Skye, the proposal to approve the Arrangement with EHT was approved by 97% of votes cast by stockholders for that proposal.

Stockholders also voted in favor of establishing the Company’s 2022 Employee Stock Purchase Plan, adopting and approving Skye’s Amended and Restated 2014 Omnibus Incentive Plan, and ratifying the appointment of Friedman LLP as SKYE’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Shareholders of EHT voted in favor of the Arrangement with Skye on August 19, 2022 and the Supreme Court of British Columbia issued a final order approving the Arrangement on August 25, 2022.

Skye and EHT continue to work diligently towards closing the Arrangement and plan to proceed with the closing as soon as practicable following the satisfaction of all remaining closing conditions, including obtaining conditional listing approval from the Canadian Securities Exchange.

Update provided by Skye CEO Punit Dhillon following Skye’s shareholder meeting

Punit Dhillon delivered the following remarks to shareholders immediately following the special meeting:

I want to thank Skye’s stockholders for their broad voting participation in this special meeting and for their resounding vote in favor of the resolution regarding the Arrangement Agreement with EHT.

Your support of the merger with EHT will provide us with additional financial resources that we expect to extend our operating runway to fund the Phase 1 that we are starting imminently and the Phase 2 study for which we are preparing our Investigational New Drug application to submit to the FDA by year end and planning to start in 2023.

I will again acknowledge and thank the EHT shareholders for their vote in favor of this transaction via their special meeting held on August 19th and which was approved by the British Columbia Supreme Court on August 25th.

We look forward to welcoming Emerald Health Therapeutics shareholders as new Skye stockholders as we continue on our path to develop our cannabinoid derivative drug candidates for important diseases with unmet needs.

Today is an important day, with both shareholder groups now aligned. So what comes next?

Skye’s agreement with Emerald Health Therapeutics called for the deal to be closed prior to October 15th. One key condition of closing is that Skye’s shares be listed to trade in Canada. We submitted our listing application to the Canadian Securities Exchange in late August and are in the process of satisfying their information requests. We have not set a closing date since there is uncertainty around the timing of their conditional approval. We will keep you updated.

Most exciting is that we are near to starting the company’s first-ever clinical study. We have met all of the regulatory requirements to start our Phase 1 trial for SBI-100 in Australia. Last week we announced that we had completed the production stage of our overall manufacturing process. We have just one final manufacturing step to complete, and that is quality and analytical testing to meet necessary standards. With receipt of that, we expect final drug product to be released and available for clinical use in October.

With our planned site visit to train clinical site staff and investigators in the second week of October, we expect to dose our first clinical trial subjects in November.

We are on the verge of turning the page to a whole new chapter of Skye’s advancement and our team is well-prepared and enthusiastic to take these next steps and is committed to make its best effort to implement a plan that can add value to the company.

About Skye Bioscience

Skye Bioscience is a pharmaceutical company unlocking the potential of cannabinoids through the development of its proprietary cannabinoid derivatives to treat diseases with significant unmet needs. The Company’s lead program, SBI-100 OE, is focused on developing a treatment for glaucoma, the world’s leading cause of irreversible blindness. For more information, please visit: www.skyebioscience.com.

CONTACT

Investor Relations Email: ir@skyebioscience.com   Phone: (858) 410-0266

FORWARD LOOKING STATEMENTS This letter contains forward-looking statements, including statements regarding our product development, business strategy, the timing of clinical trials, and commercialization of cannabinoid-derived therapeutics. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including “anticipated,” “plans,” “goal,” “focus,” “aims,” “intends,” “believes,” “can,” “could,” “challenge,” “predictable,” “will,” “would,” “may” or the negative of these terms or other comparable terminology. We operate in a rapidly changing environment, and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of Skye’s most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, Skye disclaims any intent or obligation to update these forward-looking statements.